Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

USA COMPRESSION PARTNERS, LP

This Certificate of Limited Partnership of USA Compression Partners, LP (the “Partnership”) is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

1.  The name of the limited partnership is:

USA COMPRESSION PARTNERS, LP

2.  The address of the registered office of the limited partnership in Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of the Partnership’s registered agent for service of process on the Partnership in the State of Delaware at such address is The Corporation Trust Company.

3.  The name and business address of the general partner of the Partnership is:

USA Compression GP, LLC

100 Congress Avenue, Suite 450

Austin, Texas  78701

IN WITNESS WHEREOF, the undersigned, being the sole general partner of the Partnership, has caused this Certificate of Limited Partnership to be duly executed as of the 7th day of June, 2011.

USA COMPRESSION GP, LLC

By:	/s/ Eric D. Long
Eric D. Long
President and Chief Executive Officer